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                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549


                                SCHEDULE 13G


                  Under the Securities Exchange Act of 1934

                             (Amendment No. 11)*


                             Sigma Designs, Inc.
--------------------------------------------------------------------------------
                              (Name of Issuer)


                                Common Stock
--------------------------------------------------------------------------------
                       (Title of Class of Securities)


                                 82656 10 3
--------------------------------------------------------------------------------
                               (CUSIP Number)


                              December 31, 1998
--------------------------------------------------------------------------------
           (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_]  Rule 13d-1(b)

     [X]  Rule 13d-1(c)

     [_]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                               Page 1 of 4 pages

  CUSIP NO. 82656 10 3

------------------------------------------------------------------------------
      Names of Reporting Persons.
 1    I.R.S. Identification Nos. of above persons (entities only).
      Thinh Q. Tran

------------------------------------------------------------------------------
      Check the Appropriate Box if a Member of a Group (See Instructions)
 2    (a) [_]
      (b) [_]

------------------------------------------------------------------------------
      SEC Use Only
 3

------------------------------------------------------------------------------
      Citizenship or Place of Organization
 4
      United States of America

------------------------------------------------------------------------------
                          Sole Voting Power
                     5
     Number of            1,022,456*

      Shares       -----------------------------------------------------------
                          Shared Voting Power
   Beneficially      6
                          0
     Owned by
                   -----------------------------------------------------------
       Each               Sole Dispositive Power
                     7
    Reporting             1,022,456*

      Person       -----------------------------------------------------------
                          Shared Dispositive Power
       With:         8
                          0
------------------------------------------------------------------------------
      Aggregate Amount Beneficially Owned by Each Reporting Person
 9
      1,022,456*

------------------------------------------------------------------------------
      Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
10    Instructions)


------------------------------------------------------------------------------
      Percent of Class Represented by Amount in Row (9)
11
      6.8%

------------------------------------------------------------------------------
      Type of Reporting Person (See Instructions)
12
      IN

------------------------------------------------------------------------------

*Includes 479,365 shares underlying stock options exercisable within 60 days of December 31, 1998.

                               Page 2 of 4 pages

Item 1.

     (a)   Name of Issuer:
            Sigma Designs, Inc.

     (b)   Address of Issuer's Principal Executive Offices:
            46501 Landing Parkway
            Fremont, CA 94538

Item 2.

     (a)   Name of Person Filing:
            Thinh Q. Tran

     (b)   Address of Principal Business Office or, if none, Residence:
            46501 Landing Parkway
            Fremont, CA 94538

     (c)   Citizenship:  United States of America

     (d)   Title of Class of Securities:  Common Stock

     (e)   CUSIP Number:  Not Applicable

Item 3. If this statement is filed pursuant to (S)240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a: Not Applicable


     (a)   [_]    Broker or dealer registered under section 15 of the Act (15
                  U.S.C. 78o).

     (b)   [_]    Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c)   [_]    Insurance company as defined in section 3(a)(19) of the Act
                  (15 U.S.C. 78c).

     (d)   [_]    Investment company registered under section 8 of the
                  Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e)   [_]    An investment advisor in accordance with (S)240.13d-
                  1(b)(1)(ii)(E);

     (f)   [_]    An employee benefit plan or endowment fund in accordance with
                  (S)240.13d-1(b)(1)(ii)(F);

     (g)   [_]    A parent holding company or control person in accordance with
                  (S)240.13d-1(b)(1)(ii)(G);

     (h)   [_]    A savings associations as defined in Section 3(b) of the
                  Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i)   [_]    A church plan that is excluded from the definition of an
                  investment company under section 3(c)(14) of the Investment
                  Company Act of 1940 (15 U.S.C. 80a-3);

     (j)   [_]    Group, in accordance with (S)240.13d-1(b)(1)(ii)(J).

Item 4.    Ownership

     (a)   Amount of beneficially owed:                                                           1,022,456*

     (b)   Percent of class:                                                                      6.8%

     (c)   Number of shares as to which the person has:

            (i)    Sole power to vote or to direct the vote                                       1,022,456*

            (ii)   Shared power to vote or to direct the vote                                     0

            (iii)  Sole power to dispose or to direct the disposition of                          1,022,456*

            (iv)   Shared power to dispose or to direct the disposition of                        0

*Includes 479,365 shares underlying stock options exercisable within 60 days of December 31, 1998.

                               Page 3 of 4 pages

Item 5.   Ownership of Five Percent or Less of a Class

  Not Applicable

Item 6.   Ownership of More than Five Percent on Behalf of Another Person

  Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

  Not Applicable

Item 8.   Identification and Classification of Members of the Group

  Not Applicable

Item 9.   Notice of Dissolution of Group

  Not Applicable

Item 10.  Certification


               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set in this statement is true, complete and correct.


                         February 12, 1999
                         ----------------------------------------------------
                               Date


                         /s/ Thinh Q. Tran
                         ----------------------------------------------------
                             Signature


                         Thinh Q. Tran, President and Chief Executive Officer
                         ----------------------------------------------------
                                               Name/Title

                               Page 4 of 4 pages